Exhibit 99.1

Orexigen® Therapeutics Announces Proposed Public Offering of Common Stock and Warrants to Purchase Common Stock

SAN DIEGO, December 14, 2011 — Orexigen Therapeutics, Inc. (Nasdaq: OREX) today announced that it intends to offer units in an underwritten public offering, with each unit consisting of one share of Orexigen’s common stock and a warrant to purchase a certain number of shares of Orexigen’s common stock. In connection with this offering, Orexigen expects to grant to the underwriter a 30-day option to purchase additional units to cover overallotments, if any. All of the units are being offered by Orexigen. Leerink Swann LLC is acting as sole book-running manager for the offering. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

The securities described above are being offered by Orexigen pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission. A prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. When available, copies of the prospectus supplement and the accompanying prospectus relating to this offering may be obtained from Leerink Swann LLC , Attention: Syndicate Department, One Federal Street, 37th Fl., Boston, MA 02110 or by calling Leerink Swann LLC, toll free, at 1-800-808-7525, Ext. 4814.

About Orexigen® Therapeutics

Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the treatment of obesity. Contrave® has completed Phase 3 clinical trials, and the Company’s other product candidate, Empatic™, has completed Phase 2 clinical trials. Further information about the Company can be found at www.orexigen.com.

SOURCE Orexigen Therapeutics, Inc.

Orexigen Contact:	Media Contacts:
Jay Hagan	Denise Powell
Chief Business Officer	WCG
(858) 875-8673	(415) 946-1062